                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*


                          BERKSHIRE HILLS BANCORP, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    084680107
                         -------------------------------
                                 (CUSIP Number)


                                       **
                        -------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [x] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** On January 27, 2006, Berkshire Bank Employee Stock Ownership Plan filed a
Schedule 13G/A which understated its holdings of Berkshire Hills Bancorp, Inc. due to an administrative error. This filing corrects the earlier filing.

CUSIP No. 084680107
-------------------

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1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Berkshire Bank Employee Stock Ownership Plan

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) /_/
        (b) /_/

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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Commonwealth of Massachusetts

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NUMBER OF               5.  SOLE VOTING POWER
SHARES                          269,416
BENEFICIALLY            --------------------------------------------------------
OWNED BY                6.  SHARED VOTING POWER
EACH                            172,870
REPORTING               --------------------------------------------------------
PERSON                  7.  SOLE DISPOSITIVE POWER
WITH                            442,286
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                0
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              442,286

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10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                5.2% of 8,565,596 shares of Common Stock outstanding as of December 31, 2005.

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12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                EP

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                                Page 2 of 6 Pages

                                 BERKSHIRE BANK
                          EMPLOYEE STOCK OWNERSHIP PLAN
                                 SCHEDULE 13G/A

      This document is being filed to amend and restate the original Schedule 13G/A of the undersigned which was filed on January 27, 2006 with regard to the common stock of Berkshire Hills Bancorp, Inc. (the "Issuer").

ITEM 1.

      (a)   Name of Issuer:

            Berkshire Hills Bancorp, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            24 North Street
            Pittsfield, Massachusetts 01201
ITEM 2.

      (a)   Name of Person Filing:

            Berkshire Bank
            Employee Stock Ownership Plan
            Trustee:  First Bankers Trust Services, Inc.
                      2321 Kochs Lane
                      P.O. Box 4005
                      Quincy, Illinois 62305

      (b)   Address of Principal Business Office or, if none, Residence:

            24 North Street
            Pittsfield, Massachusetts 01201

      (c)   Citizenship:

            See Page 2, Item 4.

      (d)   Title of Class of Securities:

            Common Stock, par value $0.01 per share

                                Page 3 of 6 Pages

      (e)   CUSIP Number:

            See Page 1.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (f) [x] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

ITEM 4.     OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a)   Amount beneficially owned: See Page 2, Item 9.

            (b)   Percent of class: See Page 2, Item 11.

            (c)   Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:
                           See Page 2, Item 5.

                  (ii)     Shared power to vote or to direct the vote:
                           See Page 2, Item 6.

                  (iii) Sole power to dispose or to direct the disposition of: See Page 2, Item 7.

                  (iv) Shared power to dispose or to direct the disposition of: See Page 2, Item 8.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.*

            *This statement was originally filed in error due to a miscalculation of the holdings of the issuer by the undersigned, when in fact the holdings of the undersigned were never less than 5%.


                                Page 4 of 6 Pages

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            N/A

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 5 of 6 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                February 28, 2006
               -------------------------------------------------
                                     Date

                               /s/ Linda J. Shultz
               -------------------------------------------------
                                    Signature

                               Linda J. Shultz
                First Bankers Trust Services, Inc., as Trustee
               -------------------------------------------------
                                   Name/Title



                                Page 6 of 6 Pages